Exhibit 4.12

DATED  23 DECEMBER 2010

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

AND

THE MINISTER FOR FINANCE OF IRELAND

COUNTER INDEMNITY AGREEMENT

THIS COUNTER INDEMNITY AGREEMENT is made by way of a Deed the 23 day of December 2010.

BETWEEN:

(1)                                   THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND (registered no. (registered no. C-1) having its registered office at 40 Mespil Road Dublin 4, (hereinafter referred to as “BOI” which expression shall include its successors and permitted assigns); and

(2)                                   THE MINISTER FOR FINANCE OF IRELAND (hereinafter called the “Minister” which expression shall include his successors and assigns).

WHEREAS:

A.                                   BOI is now or may from time to time after the date of this Deed become indebted to the Central Bank under the terms of the Facility Agreement.

B.                                   It has been agreed between the Minister and the Central Bank that all such indebtedness under the Facility Agreement shall be secured by a guarantee and indemnity from the Minister under the terms of the Guarantee.

C.                                      Furthermore, and without prejudice to the foregoing, BOI has consented to and has agreed with the Minister that it will comply with the terms of the Facility Agreement and, under this Deed, BOI has, inter alia, agreed to indemnify the Minister against any payments the Minister makes under the Guarantee in connection with the Guaranteed Liabilities of BOI.

NOW BY THIS DEED BOI hereby irrevocably and unconditionally undertakes, covenants and agrees as follows:

1.1                               Unless otherwise defined herein, terms defined in the Facility Agreement and the Guarantee have the same meanings in this Deed.  The provisions of clause 1.2 of the Facility Agreement are incorporated by reference into this Agreement mutatis mutandis, as if set out herein in full.

1.2                               In this Deed the following terms shall have the following meanings:

“Central Bank” means The Central Bank of Ireland;

“Facility Agreement” means the facility deed dated • December 2010 between the Central Bank and BOI;

“Guarantee” means the guarantee dated • December 2010 between the Minister and the Central Bank;

“Guaranteed Liability” or “Guaranteed Liabilities” means BOI’s obligations to pay principal interest and other amounts under the Facility Agreement and which are guaranteed by the Minister pursuant to the Guarantee; and

“Guarantee Expiry Date” means the date that all principal and interest and amounts payable or expressed to be payable by the Borrower under the Facility Agreement have been paid in full.

2.                                      BOI hereby undertakes to the Minister that it shall, at its own cost, at all times until the Guarantee Expiry Date:

(a)                                 comply with all of the terms and conditions of the Facility Agreement applicable to it, as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed;

(b)                                 comply with any directions given to it or requirements made by the Central Bank under the Facility Agreement;

(c)                                  co-operate with the Central Bank and the Minister in all matters relating to, and acts done or envisaged by, the Facility Agreement and the Guarantee and take any steps (including the execution of any documents) which the Minister instructs it to take in connection with the Facility Agreement, the Guarantee or this Deed;

(d)                                 notify the Minister on a weekly basis and at any time immediately on request as to the amount of Loans outstanding under the Facility Agreement;

(e)                                  exercise its rights under the Facility Agreement to prepay any Loans if and in any manner or at any time if it is so instructed by the Minister; and

(f)                                   not agree to any amendment or variation of the terms of the Facility Agreement without the prior written consent of the Minister and promptly agree to any amendments or variations to the terms of the Facility Agreement which the Minister so instructs.

3.                                      BOI hereby irrevocably and unconditionally:

(a)                                 agrees to keep the Minister indemnified to the extent hereinafter provided from and against all actions, proceedings, liabilities, claims, damages, fees, costs and expenses (including value added tax) incurred by the Minister or his or her agents in relation to or arising out of or in connection with the Guarantee and/or this Deed in respect of Guaranteed Liabilities and to pay to the Minister on demand an amount equal to all payments, claims, losses, costs, charges, damages, taxes, duties and expenses (including value added tax) incurred by the Minister or his or her agents or delegates suffered or incurred by the Minister in consequence thereof or arising in connection with therefrom, whether directly or indirectly;

(b)                                 agrees to pay to the Minister upon demand interest on all amounts demanded by the Minister from BOI under this Deed calculated at the aggregate of the of the rate applicable to the Marginal Lending Facility (for the time being and from time to time) and two per cent. (2%) per annum during the period from (and including) the date of such demand to (but excluding) the date of payment by BOI to the Minister of all such amounts;

(c)                                  irrevocably authorises and directs the Minister to make any payments forthwith and comply with any demands which may be claimed or made under the Guarantee without any reference to or further authority, confirmation or verification from BOI, and agree that any payment which the Minister shall make pursuant to the Guarantee shall be binding upon BOI and shall be accepted by BOI as conclusive evidence that the Minister was liable to make such payment or comply with such demand notwithstanding any dispute that may exist between BOI and the relevant beneficiary under the Guarantee as to the validity of any such demand;

(d)                                 agrees that without prejudice to any other provision of this Deed, any demand made upon the Minister for payment of any sum specified in the Guarantee shall, for all purposes relating to this Deed, be deemed to be a valid and effective demand, and the Minister shall be entitled to treat it as such notwithstanding any actual lack of authority on the part of the person making the demand or otherwise if the demand appears on its face to be in order;

(e)                                  agrees that, without prejudice to any other provision of this Deed, provided that any certificate or document delivered in accordance with the provisions of the Guarantee appears on its face to be in accordance with the terms of the Guarantee, such certificate or document shall for all purposes relating to this Deed be deemed to be genuine and in accordance with the terms of the Guarantee;

(f)                                   agrees that all payments under this Deed shall be made in the currency in which payments made or liabilities incurred by the Minister under the Guarantee are denominated;

(g)                                  agrees that its liability hereunder shall also apply to any increase or decrease in the amount of or extension or renewal or variation of the Guarantee from time to time (whether in the same terms or otherwise and whether arising with its agreement or by operation of law or otherwise) to the extent that all agreements, undertakings and authorities herein shall continue to be binding on BOI in relation to the Guarantee as so increased, decreased, extended, renewed or varied;

(h)                                 agrees that, without prejudice to any other rights, powers or remedies (whether provided by contract, law or otherwise) which the Minister may have, the Minister may set off any moneys due and payable (but not paid) by BOI under this Deed against any obligation whatsoever owed by the Minister to BOI, regardless of the place of payment or currency of either obligation, and, if the obligations are in different currencies, the Minister may convert either obligation at a market rate of exchange selected by the Minister for this purpose; and

(i)                                     agrees that if, under any applicable law and whether pursuant to a judgment being made or registered against BOI or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied by BOI or on its behalf in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”), then to the extent that the payment actually received by the Minister (when converted into the required currency at the market rate of exchange selected by the Minister for this purpose on the date of payment or, if it is not practicable for the Minister to purchase the required currency with the other currency on the date of payment, at the market rate of exchange selected by the Minister for this purpose as soon thereafter as it is practicable for the Minister to do so) falls short of the amount due under the terms of this Deed, BOI shall, as a separate and independent obligation, on demand indemnify and hold the Minister harmless against the amount of such shortfall.

4.                                      BOI’s obligations hereunder shall not be in any way be discharged or impaired by reason of any time or other indulgence granted to the Minister by a beneficiary or by any amendment or variation of the Guarantee or any related agreement, and shall exist irrespective of any present or future total or partial invalidity, illegality or unenforceability of the Guarantee.

5.                                      BOI shall not, and shall procure that no other guarantor or indemnitor of any Guaranteed Liability shall, without the Minister’s prior written consent, enforce or seek to enforce in competition with the Minister, any right of contribution, subrogation or indemnity from or against any other person to which BOI or such guarantor or indemnitor may be entitled by reason of the performance of its obligations hereunder or the guarantor’s or indemnitor’s performance of its obligations, in each case, in respect of the Guaranteed Liability.

6.                                      Forthwith upon the Minister notifying BOI that he or she has been called upon to make a payment under the Guarantee in relation to the Guaranteed Liabilities, BOI agrees to pay to the Minister for credit to a designated account of the Minister at the Central Bank (the “Minister’s Account”) an amount required by the Minister which shall be no greater than the amount demanded under the Guarantee (the “demanded amount”). The entitlement of BOI to be repaid any amount so required by the Minister shall be limited in recourse to the amount standing to the credit of the Minister’s Account when the demanded amount has been discharged and amounts owing by BOI under this Deed have been paid in full.  The Minister shall be entitled to apply, from time to time, any balance standing to the credit of the Minister’s Account in payment of amounts demanded under the Guarantee and amounts owing under this Deed, and such payment shall discharge the obligations of BOI to indemnify the Minister or make payment under this Deed to the extent (but only to the extent) that the Guaranteed Liabilities or other amounts owing by BOI under this Deed are discharged irrevocably and unconditionally by such payment.  Once all amounts owing by BOI under this Deed have been paid in full any credit balance remaining in the Minister’s Account after the Guarantee Expiry Date shall be paid by the Minister to BOI.  In the event that the Minister does not immediately receive an amount required by him to be paid by BOI under this clause 6, the Minister shall be entitled to set up a demand loan account in BOI’s name in the Central Bank for the purpose of crediting the required amount to the Minister’s Account and interest will accrue on such demand loan account on the basis of a 360 day year at an interest rate per annum equivalent to the Marginal Facility Rate plus 2%.

7.                                      The Minister shall be entitled to enter into such arrangements with any beneficiary under the Guarantee in respect of payments made or to be made to such beneficiary pursuant to the Guarantee as the Minister and such beneficiary may from time to time agree.

8.                                      Without prejudice to clause 2, subject to the requirements of the Treaties governing the European Union (within the meaning of the European Union Act 2009 (No. 33 of 2009)) and the Statute of the European System of Central Banks and of the European Central Bank, and in accordance with applicable law, BOI consents to the Minister disclosing to the European Central Bank, and/or the European Commission any information which it receives (including information received prior to the date hereof) concerning it and agrees that the Minister may use such information in connection with the performance of the Guarantee. All such information shall, subject to the foregoing, be treated as confidential.

9.                                      A certificate in writing from or on behalf of the Minister stating the amount at any particular time due and payable by BOI to the Minister under this Deed shall (save in the case of manifest error) be conclusive evidence as against BOI.

10.                               All sums payable by BOI hereunder shall be paid in full without any deductions, set off, counterclaim or withholding whatsoever and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholding or other charges of whatever nature imposed, levied, collected, withheld or assessed unless BOI is compelled by law so to do. If BOI shall be so compelled then BOI shall forthwith pay to the Minister such additional amounts as may be necessary in respect of its obligations hereunder in order that the net amount received by the Minister, after such taxes, levies, imposts, duties, deductions, withholdings or other charges shall equal the amount due hereunder.

11.                               BOI shall pay to the Minister on demand all legal and other fees, costs, charges, expenses (including value added tax) from time to time incurred by the Minister, it’s agents and advisors in any way in connection with the making of the Guarantee and the giving of the guarantee contained therein and the preparation, negotiation, execution and enforcement of this Deed and the preservation of the Minister’s rights in connection with this Deed.

12.

12.1                        BOI hereby represents and warrants to the Minister that it is a credit institution (as defined in the European Communities (Markets in Financial Instruments) Regulations 2007) and is duly incorporated under the laws of Ireland.  BOI hereby represents and warrants to the Minister that in respect of itself for the purposes of the Guarantee it is solvent, it has the power to enter into this Deed and to exercise its rights and perform its obligations under this Deed and all corporate and other action required to authorise the execution of this Deed and its performance of its obligations hereunder has been duly taken and the obligations expressed to be assumed by it in this Deed are legal and valid obligations binding on it and enforceable in accordance with the terms hereof and the execution of this Deed and the exercise of its rights and performance of its obligations hereunder do not and will not conflict with its constitutive documents or rules and regulations or conflict with any law, regulation or official or judicial order applicable to BOI.

12.2                        Without prejudice to the rights of the Minister to pursue against BOI all rights and remedies available to it if any of the representations and warranties in clause 12.1   are incorrect, BOI shall, as a condition precedent to the execution of the Guarantee, deliver to the Minister a legal opinion, from BOI’s external legal advisors satisfactory to the Minister, in form and substance satisfactory to the Minister.

13.                               This Deed and the obligations of BOI under it shall constitute and be a continuing instrument to the Minister for as long as any liability (actual or contingent) in respect of BOI shall remain upon him or her under or in connection with the Guarantee and will not be discharged or affected by any changes of any kind whatsoever from time to time in the Guaranteed Liabilities, the Guarantee or any guarantee issued in connection with the Guarantee or any circumstance of any kind whatsoever (including, without limitation, any act or omission to act of any kind by the Minister or the beneficiaries which might constitute a legal or equitable discharge of BOI) which, save for the agreement and acknowledgement of BOI in this clause 13, would discharge or affect this Deed or any of those obligations, it being the intention of BOI that this Deed shall be absolute and unconditional in any and all circumstances.

14.                               BOI agrees that the Minister may, in his or her absolute discretion make variations to the Guarantee (pursuant to the terms and conditions of the Guarantee) and agrees to be bound by any variations so made and acknowledges and agrees that its obligations under this Deed shall continue in respect of the Guarantee, as varied. BOI undertakes to the Minister that, in the event that the Minister makes any variations to the Guarantee BOI shall enter into such amendments or supplements to this Deed, or such other replacement or further deeds, as the Minister may require.

15.                               No failure or delay on the part of the Minister in exercising any power or right under this Deed shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.

16.                               This Deed shall remain in full force and effect until the Minister confirms to BOI that the Minister has been released from liability (actual and contingent) under the Guarantee and shall inure to the benefit of and be enforceable by the Minister’s successors and assigns.

17.                               If, at any time, any indemnity, covenant or other provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such indemnity, covenant or other provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

18.                               Any notice or demand by the Minister may be served by facsimile or by delivering the same to BOI or by ordinary post addressed to BOI at its registered or principal office or at its address last known to the Minister for the attention of the chief executive officer and shall be deemed duly given upon despatch if made by facsimile, upon delivery if made by hand or at the expiration of forty eight hours after it has been posted if sent by ordinary post.

19.

19.1                        This Deed, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with the laws of Ireland.

19.2                        BOI hereby agrees for the exclusive benefit of the Minister that any legal action or proceedings (“Proceedings”) brought against it with respect to this Deed and any non-contractual obligations arising out of or in connection therewith, may be brought in the High Court of Ireland or such other competent court of Ireland as the Minister may elect and BOI waives any objection to Proceedings in such courts whether on the grounds of venue or on the ground that Proceedings have been brought in any inconvenient forum. BOI undertakes to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings.  BOI hereby consents to the service by post of any process issued in Ireland.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

19.3                        Nothing in this clause 19 shall limit the right of the Minister to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not). BOI agrees that any action against the Minister in connection with this Deed may only be taken in the courts of Ireland.

20.                               If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.                               This Deed may not be amended or waived except by an instrument in writing signed by a duly authorised officer or representative of BOI and the Minister. Each of the parties to this Deed agrees that there are no oral understandings between BOI and the Minister in any way varying, contradicting or amplifying the terms of this Deed. This Deed supersedes all prior representations, arrangements, understandings and agreements and sets forth the entire, complete and exclusive agreement and understanding between the parties as to the matters provided for in this Deed.

22.                               BOI may not assign or transfer or enter into any trust arrangement with any third party in respect of any of his/her rights, benefits and/or obligations under this Deed. The Minister may assign or transfer all or any of its rights and/or obligations under this Deed to any person without the consent of BOI.  The Minister will be entitled to disclose any information concerning BOI to any proposed assignee, transferee or successor in title.

IN WITNESS whereof this Deed has been executed and delivered the day first herein set out.

The COMMON SEAL of

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

was affixed to this DEED by authority of the Directors